UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	January 9, 2018

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	410 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD.

On December 22, 2017, H.R.1 “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Tax Law”) was signed by the President of the United States and became enacted law. The Tax Law is complex, materially changes U.S. corporate income tax and includes various changes which will impact Legg Mason, Inc. (“Legg Mason”). Based on available information, Legg Mason currently expects the reduction in the U.S. corporate income tax rate included in the Tax Law, as well as other aspects of the Tax Law, to result in a one-time non-cash tax benefit of approximately $215 million in the third quarter of Legg Mason’s fiscal year 2018, primarily due to a remeasurement of deferred tax assets and liabilities offset by the impact of the transition tax on deemed repatriation of foreign income. Excluding this one-time benefit and the impact of the impairment charge described below, Legg Mason expects its effective tax rate for the third quarter of fiscal year 2018 to be approximately 31%.

In addition, after the Tax Law, Legg Mason’s preliminary estimate of its future effective tax rate is between 22% and 26%. The Tax Law has no impact on Legg Mason’s cash tax rate of 8%, which is expected to remain below 10% for the next four to five years.

The Tax Law’s lower corporate rate reduces the value of Legg Mason’s tax shield, which is Legg Mason’s estimate of future tax benefits based on current earnings projections and tax rates, by approximately $230 million, or from approximately $1.16 billion to approximately $930 million.

The actual impact of the Tax Law on Legg Mason and Legg Mason’s actual future effective tax rates may materially differ from the estimates included herein, or any updated estimate provided in connection with the announcement of Legg Mason’s third fiscal quarter results, due to, among other things, changes in interpretations and assumptions Legg Mason has made in determining these estimates, guidance that may be issued by the IRS with respect to the Tax Law and actions Legg Mason may decide to take in the future.

Legg Mason continues to evaluate the impact of the Tax Law, and will update its estimates, as appropriate, when it announces its fiscal third quarter results later this month.

In addition, in connection with its annual impairment testing process of goodwill and indefinite-life intangible assets as of December 31, 2017, Legg Mason has determined that the $597 million carrying value of the EnTrustPermal indefinite-life fund contracts exceeds its fair value, which results in an impairment charge of approximately $195 million (approximately $162 million, net of tax). The impairment charge is primarily the result of net client flows from legacy high net worth fund products, including transfers of client funds from such products into EnTrustPermal separate account structures. There were no other impairments to indefinite-life intangible assets, amortizable management contracts intangible assets, or goodwill identified as of December 31, 2017.

This disclosure is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (Exchange Act) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Legg Mason under the Securities Act of 1933 or the Exchange Act.

Forward-Looking Statements

This Report on Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not statements of facts or guarantees of future performance, and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from those discussed in the statements. For a discussion of these risks and uncertainties, please see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason’s Annual Report on Form 10-K for the fiscal year ending March 31, 2017 and in Legg Mason’s quarterly reports on Form 10-Q.

Forward-looking statements include statements regarding the estimated effects of the Tax Law on Legg Mason’s earnings for the third fiscal quarter of and the fiscal year ending March 31, 2018. These forward-looking statements consist of preliminary estimates, are based on currently available information, and Legg Mason’s current assumptions, expectations and interpretations relating to the Tax Law, and are subject to change, which change may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: January 9, 2018	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel